As filed with the Securities and Exchange Commission on June 13, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Cadre Holdings, Inc.

(Exact name of registrant as specified in charter)

Delaware	38-3873146
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13386 International Pkwy Jacksonville, FL	32218
(Address of Principal Executive Offices)	(Zip Code)

Cadre Holdings, Inc. Employee Stock Purchase Plan
(Full title of the plan)

Attn.: Warren B. Kanders Cadre Holdings, Inc. 13386 International Pkwy Jacksonville, Florida 32218
(Name and address of agent for service) (904) 741-5400 (Telephone number, including area code, of agent for service)

Copy to:

Robert L. Lawrence, Esq.

Kane Kessler, P.C.

600 Third Avenue, 35th Floor

New York, NY 10016

(212) 541-6222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

Cadre Holdings, Inc., a Delaware corporation (“Cadre” or the “Company”), has prepared this registration statement (“Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act:”). This Registration Statement covers 1,000,000 shares of common stock, par value $0.0001 par value per share (“Common Stock”), of the Company issuable pursuant to the Cadre Holdings, Inc. Employee Stock Purchase Plan (the “Plan”). In addition, pursuant to Rule 416 under the Securities Act, this Registration Statement covers an indeterminable number of additional shares of Common Stock as may hereafter be offered or issued pursuant to the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without receipt of consideration.

This Registration Statement also contains information required in the Registration Statement pursuant to Part II of Form S-8 and will be used for offers or issuances of shares of Common Stock of Cadre pursuant to the Plan. The inclusion of such shares herein does not necessarily represent a present intention to sell any or all such shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act, and the Explanatory Note to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company are incorporated by reference into the Registration Statement:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Commission on March 11, 2025;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, as filed with the Commission on May 6, 2025;

•	the Company’s Current Report on Form 8-K, filed with the Commission on June 5, 2025;

•	the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 24, 2025, to the extent incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025; and

•	the description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A filed with the Commission on October 29, 2021, including any amendment or report filed with the Commission for the purpose of updating such description.

All of such documents are on file with the Commission. In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents, except that information furnished to the Commission under Item 2.02 or Item 7.01 in Current Reports on Form 8-K and any exhibit relating to such information, shall not be deemed to be incorporated by reference in this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of Common Stock offered hereby will be passed upon for us by Kane Kessler, P.C., New York, New York. Robert L. Lawrence, Esq., a member of Kane Kessler, P.C., owns 81,167 shares of the Company’s Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

II-1

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases pursuant to Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. In addition, the Certificate of Incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Certificate of Incorporation further provides that the Company shall indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise

The Certificate of Incorporation further provides that any repeal or modification of such article by the Company’s stockholders or amendment to the DGCL will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

The Company’s Second Amended and Restated Bylaws (the “Bylaws”) provide that the Company will indemnify each of its directors and officers to the fullest extent permitted by the DGCL as the same may be amended (except that in the case of amendment, only to the extent that the amendment permits the Company to provide broader indemnification rights than the DGCL permitted the Company to provide prior to such the amendment) against any and all expenses, liabilities and losses (including attorney’s fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time, and any other penalties and amounts paid or to be paid in settlement) that are reasonably incurred or suffered by the director or officer in connection with any actual or threatened action, suit or proceeding to which he or she is or is threatened to be made a party because he or she is or was serving as a director or officer of the Company, or, while a director or officer of the Company, at the Company’s request as an employee or agent of the Company or as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, joint venture, limited liability company, trustor other enterprise, including with respect to an employee benefit plan, if he or she has met the applicable standard of conduct set forth in the DGCL. Article VII of the Bylaws further provides for the advancement of expenses to each of the Company’s directors and officers and, in the discretion of the Board, to employees and agents.

II-2

In addition, the Bylaws provide that the right of each of the Company’s directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Certificate of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Furthermore, Article VII of the Bylaws authorizes the Company to purchase and maintain insurance for its directors, officers, employees and agents or any person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan against any expense, liability and loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

The Company has entered into indemnification agreements with each of its directors and its executive officers. These agreements will provide that the Company will indemnify each of its directors and such officers to the fullest extent permitted by law and the Certificate of Incorporation and Bylaws. These indemnification agreements will also require the Company to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. The Company believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in the Certificate of Incorporation, Bylaws and the indemnification agreements may discourage stockholders from bringing a lawsuit against the Company’s directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Company’s directors and executive officers, even though an action, if successful, might benefit the Company and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Company pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Company is not aware of any pending litigation or proceeding involving any person who is or was one of the Company’s directors, officers, employees or other agents or is or was serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and the Company is not aware of any threatened litigation that may result in claims for indemnification.

The Company also maintains a general liability insurance policy, which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).

4.2	Second Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 8, 2024).

4.3	Cadre Holdings, Inc. Employee Stock Purchase Plan (incorporated by reference to the Company’s Current Report on Form 8-K filed on June 5, 2025). +

5.1	Opinion of Kane Kessler, P.C. *

23.1	Consent of KPMG LLP *

24.1	Power of Attorney *

107.1	Filing Fee Table *

* Filed herewith.
+ Management contracts or compensatory plans or arrangements

II-3

Item 9. Undertakings

(a) The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on June 13, 2025.

CADRE HOLDINGS, INC.

By:	/s/ Warren B. Kanders
Name: Warren B. Kanders
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Warren B. Kanders and Blaine Browers, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Warren B. Kanders	Chief Executive Officer, Director and Chairman of the Board	June 13, 2025
Warren B. Kanders	(Principal Executive Officer)

/s/ Blaine Browers	Chief Financial Officer	June 13, 2025
Blaine Browers	(Principal Financial Officer and Principal Accounting Officer)

/s/ Hamish Norton	Director	June 13, 2025
Hamish Norton

/s/ Gianmaria C. Delzanno	Director	June 13, 2025
Gianmaria C. Delzanno

/s/ William Quigley	Director	June 13, 2025
William Quigley

/s/ Deborah A. DeCotis	Director	June 13, 2025
Deborah A. DeCotis